Exhibit 99(a)

Raymond Barrette
Chairman & Chief Executive Officer
October 18, 2012

Dear Fellow Shareholders:

The sale of the OneBeacon runoff business is the final step in the transformation of OneBeacon into a pure specialty underwriter. It is a huge step. This is a clean exit from all liabilities and exposures remaining from the non-specialty legacy businesses, including most notably, all asbestos & environmental exposures. OneBeacon is removing about $2.2 billion of gross reserves from its balance sheet. A complete exit is achieved by the sale of the legal entities that underwrote those liabilities/exposures. (We have agreed to some limited seller financing if required to get to the finish line.) The go-forward companies are essentially clean.

The net reserves were much smaller due to extensive third-party reinsurance covers purchased long ago. So were the float and related investment income. We continue to believe that the net reserves on this business are adequate. The motivation for this transaction is to remove the drag from this low return business and the related risks of claim inflation, tort developments, reinsurer bankruptcies, etc.

The $101 million GAAP cost to get out is a big number ($1.06 per OB share and $11.63 per WTM share). We usually get paid to assume those risks, not pay to exit them. However, this transaction has significant additional benefits, unique to OneBeacon, that we believe clearly enhance the value of the franchise going forward. The transaction frees up over $100 million of capital, net of the loss on sale; OneBeacon's cost structure can be further right-sized to a competitive specialty carrier level; OneBeacon's high performance specialty team will no longer be immersed in the time-consuming issues associated with running off such a large book of business; and a clean OneBeacon will be much more attractive to specialty teams and companies. I believe that you will be pleased with the better ROEs that OneBeacon will report going forward.

It has taken most of twelve years to go from a large, generalist, broken insurance company in 2001 to a high performance, pure specialty carrier today. (You can (re)read our review of the first ten years in White Mountains 2010 annual management report.) This transformation is a rare feat in the insurance business. It is the result of the hard work, difficult choices and dedication on the part of countless individuals. But much of the credit goes to Mike Miller and his fine team. They have accomplished what we thought was impossible. As Jack Byrne would say, “They have turned chicken shxt into chicken salad.”

How's that for a strategic plan? I guess I can expect the impossible going forward.

“Attaboy!” OneBeacon team.

Respectfully submitted,
Ray Barrette

Corporate Headquarters:	Executive Offices:
White Mountains Insurance Group, Ltd.	White Mountains Insurance Group, Ltd.
14 Wesley Street, 5th floor	80 South Main Street,
Hamilton HM 11, Bermuda	Hanover, NH 03755
Ph: 441-278-3160 « Fax: 441-278-3170	Ph: 603-640-2200 « 603-640-2250

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This letter may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this letter which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains' 2011 Annual Report on Form 10-K and Item 1A in Part II of White Mountains' March 31, 2012 Quarterly Report on Form 10-Q;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this letter are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.